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                       SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549




                                    FORM 8-K



              CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



      Date of Report (Date of earliest event reported): SEPTEMBER 16, 1998




                                  SERVICO, INC.



               1601 Belvedere Road, West Palm Beach, Florida 33406

                                 (561) 689-9970


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
Incorporated under the laws of the          Commission File Number              I.R.S. Employer Identification Number

         STATE OF FLORIDA                            1-11342                                   65-0350241

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ITEM 5.  OTHER EVENTS.

GENERAL

         On September 16, 1998, Servico, Inc. ("Servico") announced that it had reached an agreement (the "Amendment") with Impac Hotel Group, L.L.C. ("Impac") to amend the terms of their previously announced merger (the "Merger"). As previously announced, on July 22, 1998, Servico and Impac entered into an Amended and Restated Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Impac and Servico agreed, subject to certain conditions, to combine their respective businesses in the Merger. As a result of the Merger, Servico shareholders and Impac unitholders will become the owners of a combined company to be called Lodgian, Inc. The original agreement provided for the issuance of 6 million shares of Lodgian common stock to Impac unitholders or
0.519 shares for each unit owned, subject to adjustment if the average price of Servico common stock over a specified ten-day period prior to the Merger was less than $14.00 per share or greater than $25.00 per share. Additionally, as five of Impac's hotels that are currently under development are opened, the Impac unitholders would receive up to an aggregate of 1.4 million additional shares of Lodgian common stock, representing an additional 0.121 shares of Lodgian common stock for each Impac unit.

         There has been significant volatility over the past several months, particularly in the last two weeks, in the market prices for equity securities, including securities of companies engaged in the ownership or management of hotels. This volatility is also reflected in the trading price of Servico common stock. For the 52-week period ended September 15, 1998, the closing sale price per share of Servico Common Stock as reported on the New York Stock Exchange has ranged from a high of $22-1/2 to a low of $7-1/2. The last sale price of Servico on (i) March 20, 1998, the last full trading day prior to Servico's and Impac's public announcement of the execution of the Merger Agreement, was $17.75 per share, (ii) on July 22, 1998, the last full trading day prior to the date of the Joint Proxy Statement/Prospectus, was $15.00 per share and (iii) on September 15, 1998, the last full trading day prior to Servico's announcement that it had reached agreement with Impac to amend the Merger Agreement, was $8.00 per share.

         The Merger Agreement provided that the determination of the number of shares to be issued to Impac unitholders would have been based upon the ten consecutive trading-day periods preceding the date on which all conditions precedent to the Merger had been satisfied. Because of the uncertainty in the marketplace of when the trading period calculation would commence and the overall volatility in the equity markets, there has been uncertainty and confusion over the number of shares which would ultimately be issued to Impac's unitholders in the Merger. Accordingly, Impac and Servico executed the Amendment, pursuant to which the Merger consideration was fixed based upon the ten consecutive trading-day periods preceding September 15, 1998, the date on which Servico's Board approved the terms of the Amendment. Additionally, the Amendment further provides that $15 million of the Merger consideration issuable to Impac unitholders will be payable in cash rather than shares of Lodgian common stock. As a result, Impac unitholders will now initially receive an aggregate of 8 million shares of Lodgian common stock or 0.692 shares for each unit owned and cash, without interest, in the amount of approximately $1.30 per unit. Impac unitholders will also continue to be entitled to receive up to the additional 1.4 million shares of Lodgian common stock representing an additional
0.121 shares of Lodgian common stock for each Impac unit as five of Impac's hotels that are currently under development are opened. The Servico exchange ratio is unchanged and Servico shareholders will continue to receive Lodgian common stock on a one-for-one basis. As a result, Servico shareholders and Impac unitholders will own approximately 67% and 33%, respectively, of Lodgian's outstanding common stock.



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         The Amendment does not affect any of the other provisions of the Merger
Agreement and completion of the Merger continues to depend upon the conditions described in the Joint Proxy Statement/Prospectus of Servico and Impac, dated July 24, 1998, including, among other things, the approval of Servico's shareholders. There is no assurance the Merger will be consummated. The foregoing description of the Amendment is qualified in its entirety by the full text of such agreement which is included as an exhibit to this Current Report on Form 8-K.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

         (c)      Exhibits.

                  2 Amendment, dated as of September 17, 1998, to the Amended and Restated Agreement and Plan of Merger.

                  99 Press Release of Servico relating to the terms of the Amendment.






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                                   SIGNATURES

         Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                  SERVICO, INC.



                                        By: /s/ Warren M. Knight
                                            -----------------------------------
                                            Warren M. Knight,
                                            Vice President-Finance and
                                            Chief Financial Officer


Date: September 17, 1998




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